EXHIBIT 10.108

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF WELLS-BUCK VENTURE, L.P.

Execution Copy

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

WELLS-BUCK VENTURE, L.P.

This Amended And Restated Limited Partnership Agreement of Wells-Buck Venture, L.P., formerly known as VV City-Buck Venture, L.P. (the “Partnership”), is made and entered into as of the 6th day of November, 2003 (the “Effective Date”), by and among Wells 35 W. Wacker, LLC, a Delaware limited liability company, (“Wells”), as the sole general partner; Buck 35 Wacker, L.L.C., a Delaware limited liability company (“JBC”), as a limited partner; and VV USA City, L.P., a Delaware limited partnership (“VV City”), as the withdrawing general partner.

RECITALS

A. WHEREAS, JBC and VV City entered into that certain Limited Partnership Agreement of VV City-Buck Venture, L.P., dated as of April 27, 2000, as amended by that certain First Amendment to Limited Partnership Agreement of VV City-Buck Venture, L.P., dated as of March 10, 2003 (the “First Amendment”) (the initial agreement of limited partnership, as amended by the First Amendment, the “Original Partnership Agreement”);

B. WHEREAS, Wells Operating Partnership, L.P. (“Wells OP”) and VV City have entered into that certain Purchase and Sale Agreement, dated as of September 23, 2003, as assigned by Wells OP to Wells (the “Purchase Agreement”), and pursuant to the Purchase Agreement VV City has today sold and transferred to Wells, and Wells has purchased and accepted from VV City, the entire 97.9396% general partner interest in the Partnership of VV City (the “GP Interest”); and

C. WHEREAS, Wells and JBC desire to amend, restate and replace the Original Partnership Agreement in its entirety to reflect, among other changes, the sale and transfer of the GP Interest to Wells, the withdrawal of VV City as the general partner of the Partnership, the admission of Wells as the sole general partner of the Partnership, and the change of the Partnership’s name to Wells-Buck Venture, L.P.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1. Continuation of Limited Partnership. The Partners agree to continue the Partnership which was formed pursuant to the Act and the filing of the Certificate of Limited Partnership of the Partnership with the Secretary on April 12, 2000, and agree that for purposes of the Act and this Agreement the Partnership was not and shall not be deemed to have dissolved as a result of any of the matters described in Recital C above. Wells is authorized to file with the Secretary an amendment to the Certificate of Limited Partnership of the Partnership reflecting (1) the admission of Wells as General Partner, (2) the withdrawal of VV City as a general partner, and (3) the change in the name of the Partnership to Wells-Buck Venture, L.P. The rights and duties of the Partners shall be as provided in the Act, except as modified by this Agreement. The Partners hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act. If the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

SECTION 2. Name. The business of the Partnership shall be conducted under the name “Wells-Buck Venture L.P.,” or any other name as may be selected by the General Partner.

SECTION 3. Definitions.

Certain defined terms used in this Agreement are set forth in the preamble or the recitals of this Agreement. For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) “Act” means the Delaware Revised Uniform Limited Partnership Act, Delaware Code Title 6, Sections 17-101 et seq., as amended from time to time.

(b) “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

(i) credit to such Capital Account any amounts that such Partner is deemed to be obligated to restore pursuant to the second to last sentence in each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Sections 1.704-1 (b)(2)(ii)(d)(4),(5) and (6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(c) “Affiliate” means with respect to a Person: (i) any general partner, director, manager (or Person holding the equivalent position) or executive officer (or Person holding the equivalent position) of such Person or of any Person who bears a relationship to any such Person described in clause (ii) below, and (ii) any other Person which, directly or indirectly, controls or is controlled by or is under common control with, such Person. A Person shall be deemed to be (without limiting any of the foregoing):

(i) “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(A) to vote 10% or more of the securities having ordinary voting power for the election of managing general partners, directors or managers (or Persons holding equivalent positions) of such Person (or, at the time extraordinary voting powers are available, to vote 10% or more of the securities having extraordinary voting power); or

(B) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; or

(ii) “controlling” any other Person if such other Person is “controlled by” such Person within the meaning of clause (i) above; or

(iii) “under common control” with any other Person if each of such Persons are “controlled by” (within the meaning of clause (i) above) the same Person.

(d) “Agreement” means this Amended and Restated Limited Partnership Agreement, as amended, modified or supplemented from time to time.

(e) “Assignment Conditions” has the meaning set forth in Section 18.

(f) “Business Day” shall mean any day except a Saturday, Sunday or any other days on which commercial banks in Chicago, Illinois are authorized or required by law to close.

(g) “Capital Account” means, with respect to each Partner, the account established on the books and records of the Partnership for such Partner. During the term of the Partnership, each Partner’s Capital Account shall be (i) increased by the amount of (w) income and gain allocated to the Partner and (x) any cash or property subsequently contributed by the Partner to the Partnership, and (ii) decreased by the amount of (y) loss and deduction allocated to the Partner and (z) all cash and property distributed to the Partner, and shall otherwise be kept in accordance with applicable United States Treasury Regulations promulgated under Section 704(b) of the Code and, except as expressly provided herein, the General Partner shall make all decisions and elections permitted or required by such regulations. The Capital Accounts of the Partners shall be adjusted to reflect a revaluation of Partnership property (as determined by the General Partner) in the manner required by Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations when an interest in the Partnership is acquired from or relinquished to the Partnership, or when the Partnership is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations. Upon the sale, transfer, assignment or other disposition of an interest in the Partnership, the Capital Account of the transferor Partner that is attributable to the transferred interest will be carried over to the transferee Partner.

(h) “Capital Contribution” means the total amount of cash or other property as may be contributed to the Partnership by a Partner, or its predecessor in interest, pursuant to this Agreement, but not including any Priority Loans. Contributed property shall be valued at fair market value, net of any liabilities assumed to which the contributed property is subject.

(i) “Cash Needs Date” has the meaning set forth in Section 8.

(j) “Code” means the United States Internal Revenue Code of 1986, as amended, modified or rescinded from time to time, or any similar provision of succeeding law.

(k) “Defaulting Partner” has the meaning set forth in Section 8.

(l) “Deficiency” has the meaning set forth in Section 8.

(m) “General Partner” means Wells, or any successor to its interest as a general partner in the Partnership hereafter admitted to the Partnership in accordance with this Agreement.

(n) “IRS” means the United States Internal Revenue Service or any successor entity.

(o) “JBC Management” has the meaning set forth in Section 14.

(p) “Limited Partner” means JBC and to the extent permitted hereunder, any successor to its interest as a successor limited partner in the Partnership.

(q) “Majority Interest” means the Partner (or Partners) holding more than 50% of all Partnership Interests.

(r) “Management and Leasing Agreements has the meaning set forth in Section 14.

(s) “Net Cash Flow” means for any period the amount, computed on a cash basis, equal to:

(i) the sum of (A) gross receipts from business operations, all investment income and investment gain of the Partnership and all other cash received by the Partnership, all without double counting, and (B) any amounts released from Reserves and deposited into the Partnership’s operating accounts (collectively, “Revenues”);

decreased by

(ii) the sum of (A) disbursements of the Partnership for operating expenses, expenditures for capital investments and reinvestments, principal payments on indebtedness, interest and other expenses, including any repayment of indebtedness required or elected to be made in connection with any refinancing, sale or other event, all without double counting, and (B) any increase in Reserves;

(t) “Non-Defaulting Partner” has the meaning set forth in Section 8.

(u) “Notional Value” of a Partner’s investment in the Partnership shall, as of the Effective Date, be the amount indicated next to such Partner’s name in Schedule I of the Partnership Agreement. The Notional Value of a Partner’s investment in the Partnership thereafter (i) shall be increased upon a contribution by a Partner to the capital of the Partnership by the actual amount of capital contributed by such Partner, (ii) shall be adjusted upon a revaluation of Partnership property pursuant to Section 3(g), and (iii) may be adjusted upon a Sale of a Partnership Interest in whole or in part.

(v) “Partner” means any Person owning a Partnership Interest in the Partnership.

(w) “Partnership” means Wells-Buck Venture, L.P., a Delaware limited partnership, as said limited partnership may from time to time be hereafter constituted.

(x) “Partnership Interest” means the percentage interest in the Partnership of a Partner as set forth opposite such Partner’s name on Schedule I attached hereto, as may be amended, modified or supplemented from time to time (by reason of, for example, a contribution to the capital of the Partnership by a Partner, the liquidation of part or all of the Partnership Interest of a Partner, or the admission of a new Partner), together with the right, title and interest of such Partner to any and all benefits to which such Partner is entitled by virtue of its partnership in the Partnership and all obligations to which such Partner is subject as a result of such partnership.

(y) “Person” means any individual, corporation, partnership, association, limited liability company, trust, estate or other enterprise or entity.

(z) “Priority Loan” has the meaning set forth in Section 8.

(aa) “Purchase Agreement” has the meaning set forth in Recitals hereto.

(bb) “Purchase Offer” has the meaning set forth in Section 18(b).

(cc) “Reserves” means the reasonable reserves established and maintained from time to time in amounts reasonably determined by the General Partner to be adequate and sufficient for current and future operating and working capital and to pay for taxes, insurance, service of indebtedness, amortization of indebtedness, repairs, replacements or renewals, management fees, leasing fees or other costs and expenses incident to the Partnership’s business or otherwise to provide for the long-term goals of the Partnership or any other purpose, including reserves for unforeseen or contingent liabilities, debts or obligations.

(dd) “Requested Amount” has the meaning set forth in Section 8.

(ee) “Sale” or “Sell” shall mean any offer for sale, assignment, exchange, contribution, contract of sale, disposition of an interest in or transfer, grant of a participation in, pledge, or any other transfer or disposal of all, or any portion of, the 35 W. Wacker Property, the 35 W. Wacker Venture Interest or any Partnership Interests.

(ff) “Secretary” means the Secretary of State of Delaware.

(gg) “Tag-Along Notice” has the meaning set forth in Section 18(b).

(hh) “Tag-Along Portion” has the meaning set forth in Section 18(b).

(ii) “Tag-Along Purchase Offer” has the meaning set forth in Section 18(b).

(jj) “Tax Matters Partner” has the meaning set forth in Section 23(d).

(kk) “Taxable Year” means the Partnership’s annual accounting period for federal income tax purposes.

(ll) “Treasury Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

(mm) “35 W. Wacker Property” means that certain property commonly known as The Leo Burnett Building, 35 W. Wacker Drive, Chicago, Illinois as more particularly described on Exhibit A attached hereto and made a part hereof, together with all rights and easements, appurtenant thereto and all improvements now or hereafter thereon, and all other tangible and intangible property now owned or hereafter acquired by the 35 W. Wacker Venture.

(nn) “35 W. Wacker Venture” means the 35 W. Wacker Venture, L.P., a Delaware limited partnership that owns the 35 W. Wacker Property.

(oo) “35 W. Wacker Venture Interests” means the Partnership’s 96.5007% general partner interest in 35 W. Wacker Venture.

(pp) “35 W. Wacker Venture Agreement” means that certain Second Amended and Restated Limited Partnership Agreement of 35 W. Wacker Venture dated as of April 27, 2000, as amended by that certain First Amendment to Second Amended and Restated Limited Partnership Agreement of 35 W. Wacker Venture of even date herewith.

SECTION 4. Business of the Partnership.

(a) The purpose of the Partnership is (i) to be the general partner of 35 W. Wacker Venture, and to engage in such other allied activities as may be ancillary and supplemental thereto, including performing the obligations assigned to the Partnership pursuant to the 35 W. Wacker Venture Agreement, holding any assets distributed from 35 W. Wacker Venture or any assets exchanged for such assets, subject to the terms and limitations herein set forth; and (ii) to conduct all activities reasonably necessary or desirable to accomplish or relating to the foregoing purposes.

(b) The Partnership shall not engage in any other business or activity without the unanimous approval of the Partners, including, without limitation, the acquisition of any material assets other than as required for the continued operation of the Partnership, the 35 W. Wacker Venture or the 35 W. Wacker Property, as herein set forth.

SECTION 5. Term. The term of the Partnership began upon the filing of the Certificate of Limited Partnership with the Secretary and shall continue until the earlier of (a) April 27, 2030 unless such date is extended by the consent of a Majority Interest of the Partners, or (b) the date as of which the Partnership is dissolved in accordance with this Agreement or by law.

SECTION 6. Principal Place of Business. The principal place of business of the Partnership shall be 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092, or such other location as may be selected by the General Partner.

SECTION 7. Registered Agent; Registered Office. The registered agent for the service of process shall be The Corporation Trust Company. The registered office shall be 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The General Partner may, from time to time, change the registered agent or office through appropriate filings with the Secretary.

SECTION 8. Capital Contributions; No Withdrawal or Resignation.

(a) Partnership Interests. As of the Effective Date, the Percentage Interests of Wells and JBC and the Notional Value of each Partner’s investment in the Partnership shall be as set forth opposite the Partners names on Schedule I.

(b) Additional Contributions: Remedies for Failure to Contribute. The General Partner may request that the Partners make additional contributions to the capital of the Partnership. In such event, the General Partner shall give at least fifteen (15) business days’ notice to the other Partners specifying in reasonable detail the amount and purpose of any such required funds. Such funds shall be contributed to the Partnership by the Partners by wire transfer to the Partnership account designated by the General Partner on or before the date specified in the notice (the “Cash Needs Date”) in amounts proportionate to the Partnership Interests of the Partners in the Partnership. The amount to be contributed by each Partner shall be such Partner’s “Requested Amount” and shall be treated as a Capital Contribution.

In the event of a request for additional capital contributions made in order to provide the Partnership with funds to meet expenses of the 35 W. Wacker Property or in connection with the operations of the 35 W. Wacker Venture, including, for example (and not by way of limitation), to cover the 35 W. Wacker Property’s operating deficits, tenant improvement costs, renovation costs and leasing commissions, and in all cases not described in the immediately succeeding sentence, which funds are not available from operations of 35 W. Wacker or from funds borrowed by the Partnership or 35 W. Wacker Venture, the treatment of the Partners shall be as described in subsection (i) below. In the event of a request for additional capital contributions to reduce or to refinance the indebtedness of the Partnership or of 35 W. Wacker Venture, or to fund any prepayment or make-whole premium or post additional collateral in connection with such debt reduction, the treatment of the Partners shall be as described in subsection (ii) below. Upon requesting any capital contribution, the General Partner shall designate whether the contribution is a type (i) (“operating deficit”) contribution or a type (ii) (“recapitalization”) contribution. These provisions shall be applicable each time that a Partner shall fail to contribute capital as required for an operating deficit or recapitalization capital contribution.

(i) The treatment of the Partners in the event of a request for additional capital contributions to which this subsection applies shall be as follows:

(A) If a Partner (the “Defaulting Partner”) fails to contribute to the Partnership such Partner’s Requested Amount on or before the Cash Needs Date, the other Partner (the “Non-defaulting Partner”) shall have the right, without obligation, as its sole and exclusive remedy, to either (i) withdraw the Requested Amount which it contributed; (ii) confirm that the amount contributed by it is a Capital Contribution and contribute to the Partnership as a Capital Contribution for its own capital account the amount due from the Defaulting Partner (the

“Deficiency”); or (iii) withdraw the Requested Amount that it contributed as a Capital Contribution and advance directly to the Partnership both the Defaulting Partner’s and its share of the Requested Amount as a loan to the Partnership (a “Priority Loan”).

(B) If the Non-defaulting Partner elects to make a Capital Contribution to the Partnership for its own capital account and to contribute to the Partnership as an additional Capital Contribution for its own capital account the Deficiency as provided in subsection 8(b)(i)(A), then, effective from the date of the making of such contribution, the Partnership Interests of the Partners shall thereupon be recalculated such that, immediately after such recalculation, the Partnership Interest of the Defaulting Partner shall equal a percentage, the numerator of which is the Notional Value of such Partner’s investment in the Partnership determined immediately prior to the contribution reduced (but not below zero) by two times the amount of the Capital Contribution that such Defaulting Partner shall have failed to contribute, and the denominator of which is the total Notional Value of the investments of all of the Partners in the Partnership (determined immediately before the contribution), and the Partnership Interest of the Non-defaulting Partner immediately after the contribution shall be equal to 100% reduced by the Partnership Interest of the Defaulting Partner determined as described above immediately after the contribution.

(C) If the Non-defaulting Partner elects to make a loan to the Partnership as provided in subsection 8(b)(i)(A), the Non-defaulting Partner shall receive back its Capital Contribution and may loan to the Partnership an amount equal to the amount received plus the Defaulting Partner’s pro rata share of such requested Capital Contributions, and the Non-defaulting Partner shall designate such loan as a Priority Loan. Priority Loans shall bear interest at the cumulative annual interest rate of 20%, compounded quarterly on the average daily outstanding balance, and shall be paid out of any distributions payable to the Partners pursuant to and in accordance with Section 9 of this Agreement. Interest expense incurred on any Priority Loan shall be treated as an expense of the Partnership and shall be non-recourse to individual Partners. Payments on Priority Loans shall be made pro rata in proportion to the principal amount of and any accrued interest on all such Priority Loans, and shall be applied first to accrued interest and then to principal.

(ii) The treatment of the Partners in the event of a request for additional capital contributions in all cases not covered by Section 8(b)(i) shall be as follows.

(A) If the Defaulting Partner fails to contribute to the Partnership such Partner’s Requested Amount on or before the Cash Needs Date, the Non-defaulting Partner shall have the right, without obligation, as its sole and exclusive remedy, to either (i) withdraw the Requested Amount which it contributed; or (ii) confirm that the amount contributed by it is a Capital Contribution and contribute the Deficiency to the Partnership as a Capital Contribution for its own capital account.

(B) If the Non-defaulting Partner elects to make a Capital Contribution to the Partnership for its own capital account and to contribute to the Partnership as an additional Capital Contribution for its own capital account the Deficiency as provided in Subsection 8(b), then, effective from the date of the making of such contribution, the Partnership Interests of the Partners shall thereupon be recalculated such that, immediately after such recalculation, the Partnership Interest of each of the Partners shall equal a percentage, the numerator of which is the Notional Value of such Partner’s investment in the Partnership (determined immediately after the contribution), and the denominator of which is the total Notional Value of the investments of all of the Partners in the Partnership (determined immediately after the contribution).

(c) Intentionally Deleted

(d) Intentionally Deleted

(e) Acknowledgment. Each Partner acknowledges and agrees that the other Partners would not be entering into this Agreement were it not for (i) the Partners agreeing to make the Capital Contributions provided for in this Section and (ii) the remedy provisions above in this Section. The parties hereto acknowledge and agree that the remedy provisions provided for above in this Section could result in a Partner completely reducing its interest in the Partnership. Each Partner acknowledges and agrees that if any Partner fails to make its Capital Contributions pursuant to this Agreement, the other Partner will suffer substantial damages and the remedy provisions set forth above are a fair, just and equitable method for adjusting the Partnership Interests of the Partners. Each Partner hereby agrees that if its Partnership Interest in the Partnership is reduced as described above, it shall execute and deliver such conveyances, agreements, instruments or other documents which may be reasonably necessary in the judgment of the other Partner to confirm and render fully effective the remedy provisions set forth above, including, but not limited to, an assignment of a portion of its Partnership Interest in the Partnership and any amendments to this Agreement and to the Certificate of Formation of the Partnership.

(f) Intentionally Deleted

(g) Deficit Balance. Except as otherwise expressly provided herein, no Partner has any obligation to restore a deficit balance in such Partner’s Capital Account or to make any contributions to the Partnership in order to restore such deficit balance. No Partner shall be paid interest on any Capital Contribution.

(h) Withdrawal and Resignation; Return of Capital Contribution. No Partner shall be entitled to withdraw or resign as a Partner or to receive any part of such Partner’s Capital Contribution or any distribution from the Partnership in connection therewith.

SECTION 9. Distribution. Net Cash Flow shall be distributed to the Partners within twenty (20) days after the end of each calendar month, or, upon termination of the Partnership, promptly upon such termination, as follows:

(a) First, to the Partners until each of the Partners has received payments in an aggregate amount (for the current period and all previous periods) equal to the sum of the (i) aggregate of its Priority Loans made pursuant to this Agreement and (ii) a twenty percent (20%) cumulative annual interest rate thereon compounded quarterly on the average outstanding balance of its aggregate unreturned Priority Loans made pursuant to this Agreement (with payments made pursuant to this Section 9(a) deemed to be made first with respect to the current and accrued and unpaid interest described in clause (ii) hereof and then with respect to the aggregate principal amount of the Priority Loans described in clause (i) hereof); and,

(b) Second, to each of the Partners in accordance with their respective Partnership Interests as set forth on Schedule I, as amended from time to time.

(c) If the Partnership is subject to any tax or other obligation (including, without limitation, the Illinois Personal Property Replacement Tax) which is attributable to the interest of one or more Partners in the Partnership, but fewer than all the Partners, such tax or other obligation shall be specially allocated to, and charged against the Capital Account of, such Partner or Partners, and the amounts otherwise distributable to such Partner or Partners pursuant to this Agreement shall be reduced by such amount.

SECTION 10. Allocation of Income and Losses.

(a) Allocations. For each Taxable Year of the Partnership, items of income, gain, loss, deduction, tax credit and tax preference to be allocated among the Partners shall be allocated in accordance with their respective Partnership Interests.

(b) Change in Partnership Interests. If there is a change in any Partner’s Partnership Interest during any Taxable Year, the allocations among the Partners shall be made on a daily, monthly, or other basis using any permissible method under Code Section 706 and the Treasury Regulations thereunder as selected by the General Partner in its sole and absolute discretion determined without regard to the tax consequences of any Partner (and no Partner shall have any claim against the General Partner in connection with such election).

(c) Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, and after giving effect to the allocations required under Sections 10(a) and 10(d) hereof, such Partner has a an Adjusted Capital Account Deficit, items of income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate to the extent required by the Treasury Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.

(d) Special Rules.

(i) If any Partnership asset has a book value for purposes of maintaining Capital Accounts under the Treasury Regulations that is different from its adjusted tax basis to the Partnership for federal income tax purposes (whether by reason of the contribution of such property to the Partnership, the revaluation of such property hereunder or otherwise), allocations of income, gain, loss, deduction, credit and tax preference under this Section 10 with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its book value in the manner prescribed by Section 704(c) of the Code or the principles set forth in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, as the case may be, using any method permitted under the Code and Treasury Regulation Section 1.704-3 as selected by the General Partner in its sole and absolute discretion, determined without regard to the tax consequences of any Partner (and no Partner shall have any claim against the General Partner in connection with such election).

(ii) Subject to the next succeeding sentence and Section 10(d)(i), items of income, gain, loss, deduction and credit to be allocated for federal income tax purposes shall be allocated among the Partners on the same basis as their respective book items. Notwithstanding the foregoing, any additional tax depreciation or amortization that is allocated to the Partnership as a result of the adjustment to the basis of the assets of the 35 W. Wacker Venture under Section 743 of the Code as a result of the purchase by Wells of the GP Interest, as well as any adjustment to the Partnership’s income, gain, or loss from the sale or exchange of the assets of the 35 W. Wacker Venture under Section 1.743-1(j)(3) of the Treasury Regulations, shall be allocated solely to Wells. Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purpose shall be allocated to and among the Partners in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section 10.

(e) Allocations of Non-Recourse Liabilities and Minimum Gain Chargeback. Allocations attributable to non-recourse liabilities shall be made consistent with Section 1.704-2 of the Treasury Regulations including the minimum gain chargeback requirement of Section 1.704-2(f) of the Treasury Regulations.

(f) True Up. For the Taxable Year ending on the date of the liquidation of the Partnership, or for the immediately preceding Taxable Year provided such liquidation occurs prior to the date on which the Partnership’s federal income tax return is required to be filed without regard to any extensions, all or a portion of the items of Partnership income, loss, gain or deduction remaining after the application of Sections 10(c) and 10(e), if any, and prior to any allocation pursuant to Section 10(a), shall be allocated to the Partners in any manner necessary so that each Partner’s Capital Account immediately prior to liquidating distributions, as adjusted for allocations pursuant to Sections 10(c) and 10(e) and after any adjustment to the Capital Accounts in connection with the liquidation of the Partnership as a result of the distribution of Partnership property in-kind, if any, is positive in an amount equal to the amount that would be distributed to such Partner upon liquidation of the Partnership pursuant to Section 9.

SECTION 11. Withholding. The Partnership is authorized to withhold from distributions to be made to a Partner, or with respect to allocations to a Partner, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other federal, state or local law. Any amount paid pursuant to this Section 11 on behalf of or with respect to a Partner shall constitute a loan by the Partnership to such Partner, which loan shall be repaid by such Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Partner or (ii) the General Partner otherwise elects, in its sole and absolute discretion, to satisfy such payment out of the available funds of the Partnership which would, but for such payment, be distributed to such Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Partner for all purposes of this Agreement and shall be promptly paid, solely out of the funds of the Partnership, by the General Partner to the appropriate taxing authority.

SECTION 12. Books, Records and Accounting.

(a) Books and Records. The Partnership shall maintain complete and accurate books and records of the Partnership’s business and affairs in accordance with generally accepted accounting principles, consistently applied. The books and records shall be maintained at the principal place of business of the Partnership and shall be accessible to the Partners in accordance with the Act.

(b) Fiscal Year; Accounting. The Partnership’s fiscal year shall be the calendar year. The accounting methods and principles to be followed by the Partnership shall be selected from time to time by the General Partner consistent with customary real estate property management practices and generally accepted accounting principles, consistently applied.

(c) Reports. The Partnership shall provide to the Partners reports concerning the financial condition and results of operation of the Partnership and the Partners’ Capital Accounts within ninety (90) days after the end of each fiscal year.

SECTION 13. Partnership Funds. The funds of the Partnership shall be deposited in such bank or other financial institution account or accounts, or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the General Partner. All withdrawals from any such bank accounts shall be made only by the General Partner or by individuals duly appointed by the General Partner.

SECTION 14. Management.

(a) General Partner. The business of the Partnership shall be managed by or under the authority of the General Partner. The General Partner shall have full, exclusive and complete discretion, power, and authority, subject in all cases to the limitations and restrictions set forth in this Agreement, and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Partnership, including without limitation, the discretion, power and authority to:

(i) cause the Partnership to act in its capacity as the General Partner of 35 W. Wacker Venture, including, without limitation, to exercise any and all rights, powers and privileges of the General Partner of 35 W. Wacker Venture and to discharge any and all obligations and liabilities of the General Partner of 35 W. Wacker Venture;

(ii) acquire by purchase, lease, or otherwise, any fixtures or personal property, tangible or intangible required in furtherance of the business of the Partnership set forth in Section 4;

(iii) reconstruct, operate, maintain, finance, improve, own, sell, convey, assign, mortgage, or lease the 35 W. Wacker Property and any other personal property acquired by the Partnership pursuant to clause (i);

(iv) Sell, dispose, trade, or otherwise, dispose of any or all of the Partnership’s assets, subject to the limitations set forth in this Agreement;

(v) approve the conversion, consolidation, or merger of the Partnership:

(vi) enter into leases, agreements and contracts and give receipts, releases, and discharges, in each case, in furtherance of the business of the Partnership set forth in Section 4;

(vii) purchase liability and other insurance to protect the Partnership’s assets and business;

(viii) borrow money for and on behalf of the Partnership, and, in connection therewith, execute and deliver instruments evidencing or securing the same, in furtherance of the business of the Partnership set forth in Section 4;

(ix) execute or modify leases with respect to any part or all of the assets of the Partnership, in furtherance of the business of the Partnership set forth in Section 4:

(x) prepay, in whole or in part, refinance, amend, modify, or extend any mortgages, trust deeds or security agreements which may affect any asset of the Partnership and in connection therewith to execute for and on behalf of the Partnership any extensions, renewals, or modifications of such mortgages, trust deeds or security agreements, in furtherance of the business of the Partnership set forth in Section 4;

(xi) execute any and all other instruments and documents which may be necessary or in the opinion of the General Partner desirable to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Partnership;

(xii) make any and all expenditures which the General Partner, in its sole but reasonable discretion, deems necessary or appropriate in connection with the management of the affairs of the Partnership and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation all reasonable legal, accounting, and other related out of pocket expenses incurred in connection with the organization and financing and operating of the Partnership;

(xiii) invest and reinvest Partnership reserves in short-term instruments or money market funds;

(xiv) appoint Persons to act on behalf of the Partnership and hire employees and agents and appoint officers to perform such functions as from time to time shall be delegated to such employees, agents, and officers by the General Partner;

(xv) determine the compensation of any employees, agents and officers of the Partnership or may delegate some or all compensation decisions to officers or employees of the Partnership; and

(xvi) enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Partnership.

(b) Withdrawal. The General Partner may withdraw at any time by giving written notice to all Partners.

(c) Removal. The General Partner may not be removed without its express written consent.

(d) Compensation. The General Partner shall receive no compensation for managing the business of the Partnership; provided, however, the General Partner shall be reimbursed by the Partnership for any reasonable out-of-pocket expenses incurred by the General Partner on behalf of the Partnership on a monthly basis.

(e) Binding Authority. Only the General Partner shall have the authority to bind the Partnership and no Limited Partner shall have the authority to bind the Partnership.

(f) Services and Fees. The Partnership has caused 35 W. Wacker Venture (i) to amend contemporaneously herewith the Property Management Agreement with The Buck Management Group, Incorporated (“JBC Management”), pursuant to an amendment in the form attached hereto as Exhibit A, and (ii) to amend contemporaneously herewith the Leasing Agreement with JBC Management, in the form attached hereto as Exhibit B, pursuant to which JBC Management provides management and leasing services to the 35 W. Wacker Property.

(g) Notices to Partners. General Partner shall promptly deliver to each Partner any written notice of: (i) default sent by the lender of any indebtedness now, or at any time hereafter, encumbering all or any portion of the 35 W. Wacker Property, and (ii) any notices sent by, or to, any partner in 35 W. Wacker Venture.

SECTION 15. Meetings.

(a) Meetings of Partners. Meetings of Partners for any proper purpose may be called at any time by the General Partner. Partners may participate in any meeting through the use of a conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting. The Partnership shall give written notice of the date, time, place and purpose of any meeting to all Partners at least ten (10) days and not more than sixty (60) days prior to the date fixed for the meeting. Notice may be waived by any Partner.

(b) Consent of Partners. Any action required or permitted to be taken at any meeting of Partners may be taken by a written consent without a meeting, without prior notice and without a vote. The written consent shall set forth the action so taken and shall be signed by Partners having not less than the minimum number of Percentage Interests that would be necessary to authorize or take such action at a meeting at which all Partners entitled to vote thereon were present and voting. Prompt notice of the taking of action by written consent shall be given to all Partners who did not sign the written consent.

SECTION 16. Voting.

(a) Partners. The General Partner shall decide all matters for the Partnership and need not call any meeting of the Partners prior to taking action; provided, if the General Partner shall at any time own less than a Majority Interest, the affirmative vote or written consent of a Majority Interest shall decide all matters properly brought before the Partners pursuant to this Agreement or the Act. Notwithstanding the foregoing, the General Partner shall reasonably promptly notify the Limited Partner of the following material matters decided by the General Partner: (i) any decisions to sell or refinance the 35 W. Wacker Property or any interest in 35 W. Wacker Venture; (ii) any decisions to admit any new Partners to the Partnership; (iii) any decision to file a voluntary bankruptcy proceeding or not to contest an involuntary bankruptcy proceeding involving the Partnership and/or 35 W. Wacker Venture; (iv) the commencement of litigation by or against the Partnership or 35 W. Wacker Venture (not covered by insurance) involving potential damages or economic risk of $1 million or more, and any settlement of, or judgment entered into with respect to, such litigation; (v) the adoption of, or material amendment to, annual operating and/or capital budgets for the 35 W. Wacker Property; (vi) any decisions to enter into new leases for the 35 W. Wacker Property comprised of at least 100,000 rental square feet, or to modify, amend or terminate any existing lease comprised of at least 100,000 rentable square feet; and (vii) the discovery of any hazardous waste at the 35 W. Wacker Property in violation of applicable environmental laws and any decisions regarding the remediation or removal of any such hazardous waste that is present at the 35 W. Wacker Property in violation of applicable environmental laws. Notwithstanding the foregoing, during such time as JBC Management is the property manager for the 35 W. Wacker Property, the General Partner need not advise the Limited Partner with respect to the decisions discussed in clauses (v), (vi) and (vii) of the preceding sentence.

(b) Voting. A Partner may vote either in person or by written proxy or consent signed by the Partner or by his duly authorized attorney in fact.

SECTION 17. Exculpation, Limitation of Liability and Indemnification.

(a) Exculpation. Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any Limited Partner shall be liable to the Partnership or to any other Partner for monetary damages for any losses, claims, damages or liabilities arising from any act or omission of such General Partner or Limited Partner arising out of or in connection with this Agreement or the Partnership’s business or affairs, except to the extent that such act or omission (1) is attributable to such General Partner’s or Limited Partners fraud, bad faith, willful misconduct or gross negligence or (2) was clearly outside the scope of authority granted to such General Partner or Limited Partner under this Agreement (such acts or omissions being hereinafter referred to as “Excluded Matters”).

(b) Limitation of Liability. Except as provided in Sections 17-403(b) and (d) of the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership and the General Partner, and no Limited Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner.

(c) Indemnification. Other than with respect to Excluded Matters, the Partnership shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Partnership) by reason of the fact that such Person is or was a Limited Partner, General Partner or officer of the Partnership or an Affiliate thereof (and the Partnership may so indemnify a Person by reason of the fact that such Person is or was an employee or agent of the Partnership, or is or was serving at the request of the Partnership as a director, trustee, member, manager, partner officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any liabilities, expenses (including, without limitation, attorneys’ fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption (a) that the Person did not act in good faith or in a manner which he or she reasonably believed to be opposed to the best interests of the Partnership, or (b) with respect to any criminal action or proceeding, that the Person had reasonable cause to believe that his or her conduct was unlawful. “Other enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to serving at the request of the Partnership shall include, without limitation, any service as a member, manager, officer, employee or agent of the Partnership or any other entities in which it has an ownership interest which imposes duties on, or invoices services by, such member, manager, partner, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

(d) Expenses. Reasonable expenses, (including, without limitation, attorneys’ fees and expenses) incurred by a Limited Partner, General Partner or officer of the Partnership in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Partnership in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Limited Partner, General Partner or officer to repay such amount if it shall ultimately be determined that such Limited Partner, General Partner or officer is not entitled to be indemnified by the Partnership under this Section 17 or under any other contract or agreement between such Limited Partner, General Partner or officer and the Partnership. Such expenses (including attorneys’ fees) incurred by employees or agents of the Partnership may be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the General Partner deems appropriate.

(e) Continuation. The indemnification and advancement of expenses provided by this Section 17 shall continue as to a Person who has ceased to be a Limited Partner, General Partner, officer, employee or agent and shall insure to the benefit of the successors, assigns, heirs, executors and administrators of such a Person.

SECTION 18. Sale of Partnership Interests and New Partners.

(a) Assignment. Except as otherwise permitted in Sections 18(c) and 18(g) herein, any Sale of a Partnership Interest in whole or in part, including, without limitation, pursuant to Section 18(b) shall be permitted only upon compliance with the provisions of Section 18(d) and (e) and, to the extent applicable, upon compliance with the provisions of Section 18(b) and (g). A Sale of a Partnership Interest shall not entitle the assignee to become or to exercise any rights or powers of a Partner until such assignee is admitted as a Partner in accordance with this Agreement. As a condition to any Sale of a Partnership Interest, the Partner must notify the assignee and the Partnership in writing of all obligations of such Partner for liabilities relating to the Partnership and this Agreement, including any obligations to make contributions to the Partnership. Any attempted Sale in contravention of this Section 18 shall be void and of no force or effect except that such Sale shall entitle the transferee only to receive such distributions, to share in such profits and to receive such allocations of income, gain, loss, deduction, credit, tax preference and similar items to which the transferor was entitled to the extent assigned.

(b) Tag-Along And Drag-Along Rights.

(i) Tag-Along. If Wells proposes to effect a Sale to a Person other than: (A) JBC or (B) a Sale to an Affiliate of Wells of less than fifty percent (50%) of the Partnership Interests held by Wells as of the date hereof, Wells shall offer each and every other Partner the opportunity to sell (the “Tag-Along Purchase Offer”) to such Person (the “Purchaser”) the Tag-Along Portion of such Partner’s Partnership Interest for the consideration per percentage of Partnership Interest set forth hereinbelow as the “Tag-Along Price” and otherwise in all material respects on the same terms and conditions upon which Wells sells such portion or all of its Partnership Interest. The Tag-Along Portion shall be the portion of a Partner’s Partnership Interest which is equal to (x) the total Partnership Interest of such Partner as of the date that the Tag-Along Notice is provided in accordance with clause (iii) below multiplied by (y) a fraction the numerator of which is the Partnership Interest that Wells proposes to sell as set forth in such Tag-Along Notice and the denominator of which is the total Partnership Interest of Wells as of such date (such portion, the “Tag-Along Portion”). The consideration per percentage Partnership Interest payable to a Partner selling its Tag-Along Portion will be equal to the amount which would be distributed to such Partner per percentage Partnership Interest assuming the Partnership sold all of its assets for a price which would result in Wells receiving the consideration offered to Wells in the proposed Sale upon a liquidation of the Partnership.

(ii) Drag-Along. If Wells proposes to effect a Sale to a Purchaser of all its Partnership Interests, other than: (A) to a Partner or (B) a Sale to an Affiliate of Wells of less than fifty percent (50%) of the Partnership Interests held by Wells as of the date hereof (the “Drag-Along Purchase Offer”; a Tag-Along Purchase Offer and Drag-Along Purchase Offer may each be referred to herein as a “Purchase Offer”), Wells may require each and every other Partner to sell to the Purchaser all Partnership Interests held by such

Partners for the same consideration per percentage of Partnership Interest and otherwise on substantially the same terms and conditions upon which Wells sells its Partnership Interests.

(iii) Exercise of Right. In the event of a Purchase Offer, Wells shall cause the Purchase Offer described in clause (i) or (ii) above, as applicable, to be reduced to writing and shall provide a written notice (the “Tag-Along/Drag-Along Notice”) of the Purchase Offer to the other Partners. The Tag-Along/Drag-Along Notice shall contain written notice, as applicable, of (A) the exercise by Wells of Wells’ drag-along rights pursuant to Section 18(b)(ii), or (B) the Tag-Along rights of the other Partners to sell the Tag-Along Portion of their Partnership Interests pursuant to Section 18(b)(i), as the case may be, and shall set forth the consideration per percentage of Partnership Interest to be paid by the Purchaser and the other terms and conditions of the Purchase Offer. No later than 20 days (subject to the expiration of any applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976) after receipt of a Tag-Along Notice/Drag Along Notice or in a subsequent notice from Wells (A) in the event of a Drag-Along Purchase Offer, each of the other Partners shall, or (B) in the event of a Tag-Along Purchase Offer, each of the other Partners who elects to participate in such Sale shall, deliver into escrow with Wells all documents reasonably required to be executed in connection with such Purchase Offer to be held for delivery to the Purchaser upon delivery to such Partner of the consideration therefor. In the event that a Partner receives a Tag-Along/Drag-Along Notice pursuant to this Section 18(b), such Partner agrees to use commercially reasonable efforts, in good faith and in a timely manner, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, under applicable laws and regulations (including, without limitation, to ensure that all appropriate legal and other requirements are met and all consents of third Persons are obtained), to consummate the proposed transactions contemplated by this Section 18(b). Notwithstanding any other provisions of this Section 18(b), in the event of a Drag-Along Sale, no Partner other than the Partner initiating the Drag-Along Sale shall be required to make any representation or warranty or incur any liability with respect to such Sale other than with respect to (1) such Partner’s clear title to its Partnership Interest; (2) such Partner’s power and authority to complete such sale; and (3) customary accredited investor and related representations and warranties from such Partner if securities are issued by the Purchaser in connection with the Sale. Each other Partner hereby grants to Wells an irrevocable (to the extent permitted by law) power of attorney coupled with an interest to execute and deliver any and all documents and instruments on behalf of such other Partner as Wells may deem necessary or appropriate in order to effectuate a Sale pursuant to the provisions of this Section 18(b).

(iv) Return of Documents. If, for any reason, Wells determines that it cannot complete the Sale of the Partnership Interests, Wells shall cause to be returned to the Partners all documents delivered into escrow pursuant hereto by the Partners, and all the restrictions on Sale or other disposition contained in this Agreement with respect to Partnership Interests shall again be in effect.

(v) Remittance of Consideration. At the closing of the Sale of Partnership Interest pursuant to this Section 18(b), the consideration with respect to the Partnership Interests of any Partner sold pursuant hereto shall be paid directly to each Partner pursuant to written instructions of such Partner.

(vi) No Liability. Notwithstanding anything contained in this Section 18(b), there shall be no liability on the part of Wells to any Partner if the Sale of Partnership Interests pursuant to this Section 18(b) is not consummated for whatever reason. Whether to effect a Sale of Partnership Interests held by the Wells (together with the Partnership Interests of the other Partners pursuant to this Section 18(b)) shall be in the sole and absolute discretion of Wells.

(c) Put of JBC Limited Partner Interests.

(i) In the event that (A) the Partnership acquires any material asset other than as required for the continued operation of the Partnership, 35 West Wacker Venture or the 35 W. Wacker Property without the consent of JBC, or (B) this Agreement or the 35 W. Wacker Venture Agreement is amended without the consent of JBC in the case where such consent is required, as provided in Section 26(i) below, or (C) if the Partnership elects to use the “remedial method” under Section 1.704-3(d) of the Treasury Regulations following Wells’ acquisition of the GP Interest, then Wells hereby grants JBC the right and option to require Wells to acquire the entire Partnership Interest of JBC for a purchase price equal to the “Fair Market Value” thereof (such right and option being herein called the “Put”). The Put may be exercised only with respect to all, and not less than all, of the JBC Partnership Interest, and shall be exercisable within thirty (30) days of JBC receiving written notice from Wells that an event permitting the exercise of the Put as described in clause (A) or (B) or (C) above has occurred, by the giving of written notice of exercise to Wells. Notwithstanding the foregoing, if JBC gives notice on or prior to May 31, 2004 that it is exercising the Put, then the purchase price for JBC’s Partnership Interest shall be a pro rata amount per percentage of the JBC Partnership Interest based upon the price Wells paid to VV City for the GP Interest under the Purchase Agreement, as adjusted for adjustments made under or pursuant to the Purchase Agreement.

(ii) From and after the giving of notice of exercise of the Put by JBC, this Agreement shall be deemed for all purposes a legally enforceable contract between Wells, on the one hand, and JBC, on the other, for the sale by JBC of its entire Partnership Interest, and the purchase by Wells of such Partnership Interest, subject to and on the terms set forth herein.

(iii) The “Fair Market Value” of the JBC Partnership Interest shall be determined for purposes of the Put in the same manner as the redemption price for the JBC Partnership Interest would be determined in a redemption under Section 18(g) below.

(iv) The “Closing” of the transfer pursuant to the Put shall be held at the office where the principal place of business of the Partnership, at 10:00 a.m. on the 60th day after the election by Wells (or, if such 60th day is not a Business Day, on the next succeeding Business Day), time being of the essence of this Put; provided if the Fair

Market Value has not been determined by such 60th day, the Closing shall occur on the 10th Business Day after such determination is made. On the Business Day immediately prior to Closing, there shall be a preliminary closing at which JBC and Wells shall act diligently and in good faith to agree upon the form and substance of all documents necessary to effectuate the Closing.

(v) At the Closing, JBC shall deliver an assignment and, if requested by Wells, a bill of sale (both with covenants against grantor’s acts, covenants of further assurances, and covenants or representations as to authorization, execution and delivery, and binding effect, but with no other covenants unless mutually agreed) from the seller to the purchaser together with such other instruments and documents as may be reasonably necessary to effectuate the sale and transfer to the purchaser, legally sufficient to convey all of the Partnership Interest of JBC to the purchaser, free and clear of all liens, claims, security interests and encumbrances created by JBC or any Affiliate thereof. The purchase price shall be paid at the Closing to JBC, by cash or federal wire transfer of immediately available funds to an account designated by JBC. In the event there are any conveyance, transfer or similar taxes payable as an incident to the conveyances at the Closing, such taxes shall be expenses of JBC.

(vi) Wells shall have the right, in its sole and absolute discretion, to cause its nominee(s) or designee(s) to acquire the JBC Partnership Interest at the Closing but nothing herein shall relieve Wells of its obligations under this Section 18(c).

(d) Limitations on Assignment. No Partner may Sell any Partnership Interest (or any portion thereof or interest therein) to any Person, including without limitation any Sale pursuant to Section 18(b), and no Person shall become a Partner, unless in the opinion of counsel selected by or acceptable to the General Partner, such action will not: (i) subject the Partnership to federal income taxation as an association taxable as a corporation (including, without limitation, causing the Partnership to be classified as a “publicly traded partnership” under Section 7704 of the Code); (ii) or, violate applicable state or federal securities laws (such requirements, the “Assignment Conditions”).

(e) New Partners. A Person, including without limitation, an assignee of a Partnership Interest, shall be admitted as a Partner only upon the written consent of the General Partner, which consent may be granted or withheld in the sole and absolute discretion of the General Partner. In the case of an assignment, unless and until the assignee of a Partnership Interest is admitted as a Partner, the assignor, subject to the last sentence of Section 18(a), shall continue to be a Partner, and the assignee shall be a mere assignee under the Act.

(f) Redemption. If requested by a Partner, the Partnership may redeem, but is not obligated to redeem, the Partnership Interest of any such Partner upon the approval of the General Partner.

(g) Restrictions on Transfer or Redemption. If a Limited Partner desires to Sell its Partnership Interest to any party, other than an Affiliate of such Partner, it shall provide written notice thereof to the Partnership, and the Partnership shall have the right to cause such Partner’s Partnership Interest to be redeemed for an amount equal to the amount that such Partner would receive if the 35 W. Wacker Property, and any all other assets, if any, owned by the 35 W. Wacker Venture, were sold for their fair market value less all liabilities of 35 W. Wacker Venture and the Partnership, as reasonably agreed upon by such Partner and the General Partner (and including without limitation the payment of all indemnification amounts that would then be owed to Leo Burnett USA, Inc.) and both 35 W. Wacker Venture and the Partnership dissolved and distributed all of their respective assets after payment (or provision for payment) of all their respective liabilities. The Partnership shall have thirty (30) days following receipt of such notice from a Limited Partner to (i) indicate whether or not it desires to redeem such Limited Partner’s Partnership Interest and (ii) if it elects to redeem such Limited Partner’s Partnership Interest, the proposed fair market value of the foregoing described property, the foregoing liabilities and calculation of the amount payable to such Partner for purposes of such redemption. If the Limited Partner objects to such fair market value, it shall notify the General Partner thereof in writing specifying in reasonable detail the nature of its objection and the parties shall in good faith attempt to resolve such disagreement. If the parties are unable to resolve such disagreement within thirty (30) days after notice, the matter shall be settled by arbitration pursuant to Section 19. If the Partnership elects not to redeem the Partnership Interest, then such Limited Partner shall be permitted to sell and assign its Partnership Interest during the twelve (12) month period thereafter.

SECTION 19. ARBITRATION PROCEDURE.

If the Partners are unable to mutually agree upon the fair market value of the Partnership Interest within the thirty (30) day periods of Section 18(c)(iii) or Section 18(g), as applicable, such value shall be settled at the request of any Partner by arbitration in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by a single arbitrator who shall be mutually selected by JBC and Wells (in the case of a proceeding pursuant to Section 18(c)(iii) or by the Limited Partner and the General Partner (in the case of a proceeding pursuant to Section 18(g) and who shall be an MIA appraiser who shall have at least ten (10) years of commercial real estate experience in the Chicago central business district. Each of the Partners participating in the proceeding shall be required as part of the arbitration of fair market value of the Partnership Interest to present its proposed fair market value of the Partnership Interest to the arbitrator. The arbitrator, in making his decision, shall be required to select that proposal which is the closest to the arbitrator’s view of fair market value of the Partnership Interest. If the parties are unable to agree upon an arbitrator within 30 days of notice by either party to the other, then at the written request of either the Selling Partner or the General Partner, each shall select one arbitrator meeting the above qualifications within 30 days of receipt of such request, and the two arbitrators so selected shall appoint the arbitrator meeting the above qualifications to make the determination under this Section. In the event a Partner fails to appoint its arbitrator in accordance with the preceding sentence, the arbitrator appointed by the other Partner shall be the arbitrator for purposes of settling the dispute which is the subject of such arbitration. The determination by the arbitrator shall be final and binding on the Partners and may be entered in any court having jurisdiction thereof. The fees and expenses of the arbitrator and all other expenses of the arbitration shall be paid one-half by the General Partner and one-half by the Partner whose interest is to be sold.

SECTION 20. Dissolution.

The Partnership shall be dissolved and terminated upon the happening of the first to occur of any of the following events:

(a) The expiration of the term of the Partnership;

(b) The approval or written consent of a Majority Interest of the Partners for the dissolution or winding up of the Partnership;

(c) The bankruptcy (as defined in Section 17-402 of the Act) of the General Partner, unless within ninety (90) days of such occurrence the Partnership is continued by the written consent of a Majority Interest of the remaining Partner(s), which consent may be granted or withheld in the sole and absolute discretion of each Partner whose consent is required hereby The Partnership shall automatically continue without any action on the part of the Partners upon the death, retirement, withdrawal, resignation, expulsion or dissolution of a Partner or other event which terminates the continued partnership of a Partner until the Partnership is otherwise dissolved and terminated pursuant to the terms of this Agreement; and

(d) Judicial dissolution pursuant to the Act.

SECTION 21. Winding Up and Distribution of Assets.

(a) Winding Up. If the Partnership is dissolved, the General Partner shall wind up the affairs of the Partnership.

(b) Distribution of Assets. Upon the winding up of the Partnership, the General Partner shall pay or make reasonable provision to pay all claims and obligations of the Partnership, including all costs and expenses of the liquidation and all contingent, conditional, or unmatured claims and obligations that are known to the General Partner but for which the identity of the claimant is unknown. If there are sufficient assets, such claims and obligations shall be paid in full and any such provision shall be made in full. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed as follows:

(i) First, to creditors, including Partners in their capacities as creditors, in the order of priority as provided by law; and

(ii) Second, to Partners in accordance with Section 9 herein.

SECTION 22. Conflict of Interest. No Partner shall be required to act hereunder as its sole and exclusive business activity and any Partner may have other business interests and engage in other activities in addition to those relating to the Partnership (and whether or not competitive with that of the Partnership). Neither the Partnership nor any Partner shall have any right by virtue of this Agreement in or to any other interests or activities or to the income or proceeds derived therefrom. A Partner may transact business with the Partnership and, subject to applicable laws, has the same rights and obligations with respect thereto as any other Person. No transaction between a Partner and the Partnership shall be voidable solely because a Partner has a direct or indirect interest in the transaction if either the transaction is fair and reasonable to the Partnership or the percentage or number of disinterested Partners as required under this Agreement or applicable law, authorize, approve or ratify the transaction.

SECTION 23. Taxation.

(a) Status of the Partnership. The Partners acknowledge that this Agreement creates a partnership for federal and state income tax purposes, and hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute and agrees not to elect to cause the Partnership to be treated as a corporation for federal or state income tax purposes.

(b) Tax Elections. The General Partner shall have the authority to may make any and all tax elections or decisions required or permitted under the Code or Treasury Regulations (such elections and decisions to be made in the sole and absolute discretion of the General Partner, determined without regard to the tax consequences of any Partner and no Partner shall have any claim against the General Partner in connection with any such election or decision).

(c) Partnership Tax Returns. The General Partner shall cause the necessary federal income and other tax returns and information returns for the Partnership to be prepared. Each Partner shall provide such information, if any, as may be needed by the Partnership for purposes of preparing such tax returns and information returns. The General Partner shall deliver to each Partner within ninety (90) days after the end of each Taxable Year a copy of the federal income tax returns for the Partnership as filed with the appropriate taxing authorities, and upon the written request of any Partner, a copy of any state and local income tax return as filed.

(d) Tax Audits.

(i) Wells shall act as the “tax matters partner” of the Partnership (the “Tax Matters Partner”) as provided in Treasury Regulations promulgated under Section 6231 of the Code. The Tax Matters Partner shall have all the authority and power granted to the tax matters partner under the Code and Treasury Regulations and may exercise such power and authority without the consent of any Partner. If at anytime the Tax Matters Partner elects not to serve as the Tax Matters Partner or ceases to be a Partner, a Majority Interest shall select another Partner to be the Tax Matters Partner. The Tax Matters Partner, as an authorized representative of the Partnership, shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Partnership items at the Partnership level. The Tax Matters Partner shall endeavor to settle any such claim or audit in a manner that results in a reasonably consistent adjustment to all Partners (i.e., a proportionate increase in income or gain to all Partners or a proportionate decrease in deductions or loss items to all Partners); provided, however, the foregoing shall not apply to matters regarding allocation of income, gain, loss or deduction under Code Section 704(c) or the Regulations promulgated thereunder, or any related or similar law or regulation (e.g., where by application of such rules, one Partner may be allocated deduction items and another Partner allocated items of income or gain.) The Tax Matters Partner shall keep each Partner advised of all material developments with respect to any proposed adjustment that come to its attention. Each Partner shall give prompt written notice to the Tax Matters Partner of any and all notices

(copies of such to be attached to the notice) it receives from the Internal Revenue Service concerning the Partnership, including any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a 30-day appeal letter and any notice of a deficiency in tax concerning the Partnership’s federal income tax return. The Partnership may engage an accounting firm and/or a law firm to assist the Tax Matters Partner in discharging his duties hereunder. The Tax Matters Partner shall receive no compensation for serving as the Tax Matters Partner; provided, however, the Tax Matters Partner shall be reimbursed by the Partnership for any reasonable out-of-pocket expenses incurred by the Tax Matters Partner on behalf of the Partnership on a monthly basis.

(ii) The Partnership shall reasonably promptly deliver to each Partner a copy of all notices, communications, reports or writings of any kind with respect to income or similar taxes received from any state or local taxing authority relating to the Partnership that might materially and adversely affect each Partner, and shall keep such Partners advised of all material developments with respect to any proposed adjustment of Partnership items that come to its attention.

(iii) Each Partner shall continue to have the rights described in this Section 23(d) with respect to tax matters relating to any period during which it was a Partner whether or not it is a Partner at the time of the tax audit or contest.

SECTION 24. Securities Matters. Each Partner hereby represents and warrants to the Partnership and each other Partner, as follows: (i) such Partner is receiving the Partnership Interest to be received pursuant hereto for its own account with the present intention of holding such Partnership Interest for purposes of investment, such Partner will not sell its Partnership Interest in a distribution in violation of the federal securities laws or any applicable state securities laws; (ii) such Partner is an accredited investor as defined in Rule 501 of the Securities Act (an “Accredited Investor”) and has sufficient knowledge and experience in financial and business matters and investing in entities similar to the Partnership so as to be able to evaluate the risk and merits of its investment in the Partnership and such Partner has had an opportunity to discuss the business, management and financial affairs of the Partnership with the management of the Partnership; (iii) such Partner understands that the Partnership Interests have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, and that its Partnership Interest must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration, and (iv) such Partner has the ability to bear the economic risk of acquiring Partnership Interests.

SECTION 25. Representations and Warranties of Partners.

(a) Representations and Warranties of Wells. Wells represents and warrants to JBC as follows:

(1)	It is duly organized, validly existing and in good standing under the laws of the state of its formation, and is duly qualified to transact business in the State of Illinois.

(2)	It has the legal right, power and authority (y) to enter into this Agreement and (z) to consummate the transactions contemplated hereby.

(3)	The execution of this Agreement and the consummation of the transactions contemplated herein will not result in a breach of any of the terms of, or constitute a default under, any agreement or document to which it is a party or by which it is bound, or, to the best of its knowledge, any order, rule or regulation of any court or any government agency or official.

(4)	It consents to and approves the First Amendment to the Second Amended and Restated Limited Partnership Agreement of 35 W. Wacker Venture of even date herewith and to the Put and Call Agreement between Wells OP, 35 W. Wacker Venture and Leo Burnett USA, Inc. entered into of even date herewith.

(b) Representations and Warranties of JBC. JBC hereby represents and warrants to Wells as follows:

(1)	It is duly organized, validly existing and in good standing under the laws of the state of its formation.

(2)	It has the legal right, power and authority (y) to enter into this Agreement and (z) to consummate the transactions contemplated hereby.

(3)	The execution of this Agreement and the consummation of the transactions contemplated herein will not result in a breach of any of the terms of, or constitute a default under, any agreement or document to which it is a party or by which it is bound, to the best of its knowledge, any order, rule or regulation of any court or any government agency or official.

(4)	It consents to and approves the First Amendment to the Second Amended and Restated Limited Partnership Agreement of 35 W. Wacker Venture of even date herewith and to the Put and Call Agreement between Wells OP, 35 W. Wacker Venture and Leo Burnett USA, Inc. entered into of even date herewith.

SECTION 26. Miscellaneous.

(a) Governing Law. This Agreement and any controversies, claims or arbitration hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules.

(b) Binding Effect. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

(c) Pronouns and Number. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

(d) Captions. Captions or section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

(e) Enforceability. If any provision of this Agreement, or the application of the provision to any Person or circumstance shall be held invalid, the remainder of this Agreement, or the application of that provision to Persons or circumstances other than those with respect to which it is held invalid, shall not be affected thereby.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(g) Notices. Any notices permitted or required under this Agreement shall be deemed to have been given when delivered in Person or by courier or three (3) days after being deposited in the United States mail, postage prepaid, and addressed to the Partnership at its principal place of business and to any Partner at the address set forth below. Either Partner may change its address for purposes hereof by notice given to the other Partner.

To Wells:	Wells 35 W. Wacker, LLC
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
Attn: Chief Real Estate Officer

With a copy to:	Troutman Sanders LLP
600 Peachtree Street, NE, Suite 5200
Atlanta, Georgia 30308
Attn: John W. Griffin, Esq.

To JBC:	Buck 35 Wacker, L.L.C.
233 South Wacker Drive
Suite 550
Chicago, Illinois 60606
Attn: John Q. O’Donnell
Kent Swanson

with a copy to:	Jenner & Block
One IBM Plaza
Chicago, Illinois 60611
Attn: Donald I. Resnick, Esq.

(h) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes all prior understandings or agreements between the parties with respect to such matters.

(i) Amendment. The General Partner shall have the power in its sole and absolute discretion, without the consent of the other Partners, to amend this Agreement or the Certificate of Formation as may be required to facilitate or implement any of the following purposes:

(A)	to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(B)	to add to or change the name of the Partnership;

(C)	to reflect the admission, substitution, termination, or withdrawal of Partners or adjustments to Notional Amounts or Partnership Interests in accordance with this Agreement;

(D)	to reflect a change that does not adversely affect any of the other Partners; and

(E)	to satisfy any requirement, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in any federal or state statute.

The General Partner will provide ten (10) days’ prior written notice to the other Partners when any action under this Section 26(i) is taken. Notwithstanding the forgoing, this Agreement shall not be amended without the consent of each Limited Partner adversely affected if such amendment (a) is not for any of the purposes set forth in clauses (A) through (E) above or (b) would (I) convert a Limited Partner’s interest in the Partnership from one class to another class of Limited Partner, (II) modify the limited liability of a Limited Partner interest, (III) alter rights of the Limited Partner to receive distributions and/or tax allocations, or (IV) amend this Section 26(i).

(j) Further Assurances. The Partners shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement. Each Partner shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the General Partner deems appropriate to comply with the requirements of law for the formation and operation of the Partnership and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Partnership.

(k) Third Parties. Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than a Partner or the Partnership any legal or beneficial or other equitable right, remedy or claim under or in respect of this Agreement, any covenant, condition, provision or agreement contained herein or the property of Partnership.

(l) Facsimile Signatures. The facsimile signature of any Partner may be used at all times and for all purposes in place of an original signature.

(m) Reliance upon Books, Reports and Records. Unless he has knowledge concerning the matter in question which makes his reliance unwarranted, each General Partner and Partner shall, in the performance of his duties hereunder, be entitled to rely on information, opinions, reports or statements, including, without limitation, financial statements and other financial data, if prepared or presented by one or more employees of the Partnership or by legal counsel, accountants or other Persons as to matters such General Partner or Partner reasonably believes to be within such Person’s professional or expert competence.

(n) Time Periods. In applying any provision of this Agreement which requires that an act be done in or not done in a specified number of days prior to an event or that an act be done during a period of a specified number of days, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

(o) Waiver. No failure by any General Partner or Partner to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

SECTION 27. Withdrawal of VV City. VV City has transferred the GP Interest to Wells, and as a result VV City hereby withdraws as a general partner of the Partnership.

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IN WITNESS WHEREOF, each of the Partners has executed this Agreement as of the date first above written.

Wells 35 W. Wacker, LLC, a Delaware
limited liability company, as the general partner

By:	Wells Operating Partnership, L.P., a Delaware limited partnership, its sole member

	By:	Wells Real Estate Investment Trust, Inc., a Maryland corporation, its sole general partner

By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Executive Vice President

BUCK 35 WACKER, L.L.C.
as a limited partner

By: /s/ John Q. O’Donnell
Name: John Q. O’Donnell
Title: Managing Member

VV USA CITY, L.P.
as the withdrawing General Partner

By: VV USA, LLC, a Delaware limited liability company, its sole general partner

By: /s/ Alfred Bartkiewicz
Name: Alfred Bartkiewicz
Title: Managing Director

SCHEDULE 1

PARTNERS

Partner	Taxpayer ID Number	Percentage of Partnership Interest	Notional Value of Partner’s Investment in the Partnership
Wells 35 W. Wacker, LLC		97.9396%	$128,163,397

Buck 35 Wacker, L.L.C.	36-4190857	2.0604%	$2,696,232